As filed with the U.S. Securities and Exchange Commission on January 31, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2234473 (I.R.S. Employer Identification Number)

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610, (610) 373-2400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jordan B. Savitch, Esq.
Senior Vice President and General Counsel
Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610
(610) 373-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Justin P. Klein, Esq.
Gerald J. Guarcini, Esq.
Ballard Spahr LLP
1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599
(215) 665-8500

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement as determined by the selling shareholder.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Series C Convertible Preferred Stock, par value $0.01 per share	14,552.24	$67,000	$975,000,000	$132,990
Common Stock, par value $0.01 per share	14,552,240	—	—	—

(1)          Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional number of shares of common stock issuable upon stock splits, stock dividends, distributions, recapitalizations or similar events with respect to the securities being registered pursuant to this registration statement.

(2)          Pursuant to Rule 457(f)(2), the registration fee has been calculated based on the book value of the Series C Convertible Preferred Stock.  In accordance with Rule 457(i), no separate filing fee is required for the registration of the Common Stock into which the Series C Convertible Preferred Stock is convertible.

PROSPECTUS

PENN NATIONAL GAMING, INC.
14,552.24 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK
14,552,240 SHARES OF COMMON STOCK

This prospectus relates to 14,552.24 shares of the Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Preferred Shares”), of Penn National Gaming, Inc. (the “Company”), which may be issued upon the exchange of the Company’s existing Shares of Series B Redeemable Preferred Stock (the “Series B Preferred Shares”) and are being registered pursuant to a Supplementary Investor Rights Agreement dated as of January 16, 2013, between the Company and FIF V PFD LLC (the “Supplementary Investor Rights Agreement”).  This prospectus also relates to 14,552,240 shares of Common Stock, par value $0.01 per share, issuable upon conversion of the Series C Preferred Shares.  The Series C Preferred Shares automatically convert into shares of Common Stock upon the transfer by their holder to a third party.  The Series B Preferred Shares are subject to an Investor Rights Agreement, dated as of July 3, 2008, by and among the Company, FIF V PFD LLC, Centerbridge Capital Partners, L.P., Deutsche Bank Investment Partners, Inc. and Wachovia Investment Holdings, LLC (the “Investor Rights Agreement”).

The Company has announced its intent to pursue a series of transactions whereby the Company would contribute a majority of its real property assets to a newly formed company (“PropCo”) and then distribute all of the common stock of PropCo to the Company’s shareholders (the “Spin-Off”).  Following the Spin-Off, PropCo would elect to be treated as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, and will become subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In connection with the proposed Spin-Off, and so that PropCo may qualify as a REIT, FIF V PFD LLC (“Fortress”) and the Company have agreed, pursuant to an Exchange Agreement, dated as of January 16, 2013 (the “Exchange Agreement”), to exchange all of Fortress’ Series B Preferred Shares for the Series C Preferred Shares prior to the record date of the Spin-Off (the “Record Date”), subject to the terms and conditions set forth in the Exchange Agreement.

We will not receive any of the proceeds from the exchange of the Series B Preferred Shares into the Series C Preferred Shares, the transfer of the Series C Preferred Shares or the conversion of the Series C Preferred Shares into shares of Common Stock.

Our Common Stock trades on The NASDAQ Global Select Market under the symbol “PENN.”  Neither the Series B Preferred Shares nor the Series C Preferred Shares are publicly traded.

The securities offered hereby involve a high degree of risk, including risk of loss of investment.  You should consider carefully the risks described under “Risk Factors” beginning on page 7 of this prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2013.

i

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus or any applicable prospectus supplement is current only as of its date, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security.

IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following:

•                  the proposed separation of PropCo from PENN, including our ability to receive, or delays in obtaining, all necessary consents and approvals, the anticipated timing of the proposed separation, the expected tax treatment of the proposed transaction, the ability of each of the Company and PropCo to conduct and expand their respective businesses following the proposed Spin-Off, and the diversion of management’s attention from traditional business concerns;

•                  our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation, including the appeal by the Ohio Roundtable addressing the legality of video lottery terminals in Ohio;

•                  our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials;

•                  our ability to successfully integrate Harrah’s St. Louis into our existing business;

•                  our ability to reach agreements with the thoroughbred and harness horsemen in Ohio and to otherwise maintain agreements with our horsemen, pari-mutuel clerks and other organized labor groups;

•                  the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities);

•                  the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular;

•                  the activities of our competitors and the emergence of new competitors (traditional and internet based);

•                  increases in the effective rate of taxation at any of our properties or at the corporate level;

•                  our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities;

•                  our expectations for the continued availability and cost of capital;

•                  the outcome of pending legal proceedings;

•                  changes in accounting standards;

•                  our dependence on key personnel;

•                  the impact of terrorism and other international hostilities;

•                  the impact of weather; and

•                  other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

THE COMPANY

This summary highlights information contained elsewhere and incorporated by reference in this prospectus.  This summary does not contain all of the information you should consider before investing in our securities.  You should read this entire prospectus carefully, including the description under the heading “Risk Factors” and our consolidated financial statements and the related notes and the other documents that we have filed with the SEC and incorporated by reference in this prospectus.  As used herein, “fiscal” years refer to years ended December 31.  In addition, unless otherwise indicated, “Penn National,” “Company,” “we,” “us,” “our,” and similar terms refer to Penn National Gaming, Inc. and its subsidiaries.

Our Operations

We are a leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties.  The Company was incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted its current name in 1994, when the Company became a public company.  In 1997, we began our transition from a pari-mutuel company to a diversified gaming company with the acquisition of the Charles Town property and the introduction of video lottery terminals in West Virginia.  Since 1997, we have continued to expand our gaming operations through strategic acquisitions (including the acquisitions of Hollywood Casino Bay St.  Louis and Boomtown Biloxi, CRC Holdings, Inc., Hollywood Casino Corporation, Argosy Gaming Company, Zia Park Casino, Sanford-Orlando Kennel Club and The M Resorts LLC), greenfield projects (such as at Hollywood Casino at Penn National Race Course, Hollywood Casino Bangor and Hollywood Casino Perryville), and property expansions (such as Hollywood Casino at Charles Town Races and Hollywood Casino Lawrenceburg).  Most recently, we, along with our joint venture partner, opened Hollywood Casino at Kansas Speedway on February 3, 2012 and in Ohio, we opened our Hollywood Casino Toledo facility on May 29, 2012 and our Hollywood Casino Columbus facility on October 8, 2012.  Finally, on November 2, 2012, we acquired Harrah’s St. Louis facility, which we are in the process of rebranding to Hollywood Casino St. Louis.

As of December 31, 2012, we owned, managed, or had ownership interests in twenty-nine facilities in the following nineteen jurisdictions:  Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.

We believe that our portfolio of assets provides us with a diversified cash flow from operations.  We continue to expand our gaming operations through the implementation and execution of a disciplined capital expenditure program at our existing properties, the pursuit of strategic acquisitions and the development of new gaming properties, particularly in attractive regional markets.  Current capital projects are ongoing at several of our properties.

The vast majority of our revenue is gaming revenue, derived primarily from gaming on slot machines (which represented approximately 84% and 88% of our gaming revenue in 2012 and 2011, respectively) and to a lesser extent, table games, which is highly dependent upon the volume and spending levels of customers at our properties.  Other revenues are derived from our management service fee from Casino Rama, our hotel, dining, retail, admissions, program sales, concessions and certain other ancillary activities, and our racing operations.  Our racing revenue includes our share of pari-mutuel wagering on live races after payment of amounts returned as winning wagers, our share of wagering from import and export simulcasting, and our share of wagering from our off-track wagering facilities.

Key performance indicators related to gaming revenue are slot handle and table game drop (volume indicators) and “win” or “hold” percentage.  Our typical property slot hold percentage is in the range of 6% to 10% of slot handle, and our typical table game win percentage is in the range of 12% to 25% of table game drop.

Slot handle is the gross amount wagered for the period cited.  The win or hold percentage is the net amount of gaming wins and losses, with liabilities recognized for accruals related to the anticipated payout of progressive jackpots.  Our slot hold percentages have consistently been in the 6% to 10% range over the past several years.  Given the stability in our slot hold percentages, we have not experienced significant impacts to earnings from changes in these percentages.

For table games, customers usually purchase cash chips at the gaming tables.  The cash and markers (extensions of credit granted to certain credit worthy customers) are deposited in the gaming table’s drop box.  Table game win is the amount of drop that is retained and recorded as casino gaming revenue, with liabilities recognized for funds deposited by customers before gaming play occurs and for unredeemed gaming chips.  As we are focused on regional gaming markets, our table win percentages are fairly stable as the majority of these markets do not regularly experience high-end play which can lead to volatility in win percentages.  Therefore, changes in table game win percentages do not typically have a material impact to our earnings.

Our properties generate significant operating cash flow, since most of our revenue is cash-based from slot machines, table games, and pari-mutuel wagering.  Our business is capital intensive, and we rely on cash flow from our properties to generate operating cash to repay debt, fund capital maintenance expenditures, fund new capital projects at existing properties and provide excess cash for future development and acquisitions.  In addition to cash generated from operations, we have a revolving debt facility to provide additional liquidity.

The Investment

On June 15, 2007, we announced that we had entered into a merger agreement that, at the effective time of the transactions contemplated thereby, would have resulted in our shareholders receiving $67.00 per share.  Specifically, we, PNG Acquisition Company Inc. (“Parent”), an affiliate of Fortress and Centerbridge Partners L.P. (“Centerbridge”) and PNG Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, announced that we had entered into an Agreement and Plan of Merger, dated as of June 15, 2007 (the “Merger Agreement”), that provided, among other things, for Merger Sub to be merged with and into us, as a result of which we would have continued as the surviving corporation and would have become a wholly-owned subsidiary of Parent.

On July 3, 2008, we entered into an agreement with certain affiliates of, Fortress, Centerbridge, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC terminating the Merger Agreement.  In connection with the termination of the Merger Agreement, we agreed to receive a total of $1.475 billion, consisting of a nonrefundable $225 million cash termination fee (the “Cash Termination Fee”) and a $1.25 billion, zero coupon, preferred equity investment in Series B Preferred Shares.  The sale of the Series B Preferred Shares was consummated on October 30, 2008.

Proposed Spin-Off of Real Estate Assets into a Real Estate Investment Trust

On November 15, 2012, we announced that we intend to pursue a plan to separate our gaming operating assets and real property assets into two publicly traded companies including an operating entity, Penn National Gaming (“PNG”), and, through a tax-free spin-off of our real estate assets to holders of our common stock, a newly formed publicly traded REIT, which REIT is referred to in this prospectus as PropCo, subject to required gaming regulatory body approvals.

A REIT is not permitted to retain earnings and profits (“E&P”) accumulated during the years when the company or its predecessor was taxed as a regular C corporation.  In order for PropCo to elect REIT status, PropCo must distribute to its shareholders its undistributed E&P attributable to taxable periods prior to its REIT election.

As a result of the proposed Spin-Off, PropCo would initially own substantially all of the real property assets and lease back most of those assets to PNG for use by its subsidiaries, under a “triple net” 35 year Master Lease agreement (including extensions).  PNG would operate the leased gaming facilities and own and operate other assets, including the Casino Rama casino management contract, the 50% joint venture interest in Hollywood Casino at Kansas Speedway, gaming licenses, seven non-casino racetracks and gaming equipment.

The Exchange Agreement

The Exchange Agreement provides Fortress with the right to exchange its Series B Preferred Shares for fractional Series C Preferred Shares at an exchange ratio that treats each such fractional share (and therefore each share of Common Stock into which such fractional share is convertible) as worth $67 per share, which is the “ceiling price” at which the Series B Preferred Shares are redeemable by the Company at maturity.  Each fractional share of Series C Preferred Shares will automatically convert into a share of Common Stock upon sale to a third party not affiliated with Fortress.  Any Series B Preferred Shares not exchanged for Series C Preferred Shares prior to the second business day before the record date established for the distribution of PropCo common stock in the Spin-Off will automatically be exchanged for Series C Preferred Shares at 12:01 a.m., Eastern Time, on such date.  Subsequently, the Company will have the right to purchase from Fortress, prior to the record date for the Spin-Off, a number of Series C Preferred Shares, at a price of $67 per fractional share of Series C Preferred Share, such that, immediately following the consummation of the Spin-Off, Fortress will own not more than 9.9% of PropCo’s common stock.  The Company may terminate the Exchange Agreement at any time prior to the Spin-Off if it determines, in its sole discretion, to abandon the Spin-Off, provided that Fortress would retain any Series C Preferred Shares it received in exchange for Series B Preferred Shares prior to termination.

In connection with the Exchange Agreement, Fortress and the Company entered into the Supplementary Investor Rights Agreement, which provides that, as between Fortress and the

Company, the Series C Preferred Shares will be governed by the Investor Rights Agreement, and modifies certain other existing arrangements between the Company and Fortress. The Supplementary Investor Rights Agreement provides Fortress with additional registration rights beyond those currently set forth in the Investor Rights Agreement, including additional opportunities to sell Series C Preferred Shares in a registered offering, the right to select the managing underwriter in an underwritten offering prior to the Spin-Off and an increase in the registration expenses borne by the Company.  The Supplementary Investor Rights Agreement also provides that, following the completion of the Spin-Off, the following rights and obligations under the Investor Rights Agreement would be eliminated: (a) Fortress’s right to nominate a director, (b) the obligation of Fortress to vote its shares of Common Stock in accordance with the recommendations of our Board of Directors, (c) the restriction on hedging activities and (d) certain information rights.

Competition

The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines not located in casinos, Native American gaming, emerging varieties of Internet gaming and other forms of gaming in the U.S. In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including: shopping; high school, collegiate and professional athletic events; television and movies; concerts and travel.  Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada.  Other jurisdictions, including states adjacent to states in which we currently have facilities (such as in Ohio and Maryland), have legalized, and will expand gaming in the near future.  In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion or relocation of existing gaming operations.  New, relocated or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.  Finally, the imposition of smoking bans and/or higher gaming tax rates have a significant impact on our properties’ ability to compete with facilities in nearby jurisdictions.

Our racing operations face significant competition for wagering dollars from other racetracks and off-track wagering (OTWs), some of which also offer other forms of gaming, as well as other gaming venues such as casinos.  Additionally, for a number of years, there has been a general decline in the number of people attending and wagering on live horse races at North American racetracks due to a number of factors, including increased competition from other wagering and entertainment alternatives and unwillingness of customers to travel a significant distance to racetracks.  Our account wagering operations compete with other providers of such services throughout the country.  We also may face competition in the future from new OTWs, new racetracks or new providers of account wagering.  From time to time, states consider legislation to permit other forms of gaming.  If additional gaming opportunities become available near our racing operations, such gaming opportunities could have an adverse effect on our business, financial condition and results of operations.

Corporate Information

We were incorporated as a Pennsylvania corporation in 1982 as PNRC Corp. and adopted our current name in 1994, when we became a public company.  Our principal executive offices are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and our telephone number is (610) 373-2400.  Our website is located at http://www.pngaming.com.  Information on our website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks.  Before investing in our securities, you should carefully consider the risk factors described below and those included in the Annual Report on Form 10-K for the year ended December 31, 2011, as well as risks described in cautionary notes regarding forward-looking statements included or incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected.  In that case, our ability to pay dividends to our shareholders, at the discretion of our Board of Directors, or pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Shareholders May Experience Dilution from the Sale of the Common Stock Offered Hereby

As of December 31, 2012, 77,446,601 shares of Common Stock were outstanding (including 210,527 shares of restricted stock).  The sale of up to an aggregate of 14,552,240 shares of Common Stock offered by this prospectus could substantially dilute an investment in our Common Stock.

Risks Related to Proposed Spin-Off of Real Estate Assets through a Real Estate Investment Trust

On November 15, 2012, we announced that we intend to pursue a plan to separate our gaming operating assets and real property assets into two publicly traded companies including an operating entity, PNG, and, through a tax-free spin-off of our real estate assets to holders of our common stock, a newly formed publicly traded REIT, PropCo, subject to required gaming regulatory body approvals. Under the plan, PropCo would initially own substantially all of the real property assets and lease back most of those assets to PNG for use by its subsidiaries, under a “triple net” 35 year master lease agreement (including extensions).

We face a number of risks in connection with the proposed Spin-Off, including, but not limited to:

•                  if any event, change or other circumstance occurs that results in the termination of the Spin-Off, or otherwise results in a failure to complete the Spin-Off, such occurrence could negatively impact our stock price;

•                  additional legal proceedings may be instituted against us related to the Spin-Off, and those lawsuits could result in settlements or damages that have a material adverse impact on our business or results of operations;

•                  we expect to incur a number of non-recurring transaction fees and other costs associated with completing the Spin-Off. These fees and costs will be substantial, with significant non-cash charges related to debt issuance write-offs and asset impairment charges, which will have an adverse impact on our results of operations; and

•                  the Spin-Off may divert management’s attention from our operations and the pursuit of other potentially beneficial business opportunities as a result of which our results of operations or prospects could be adversely affected.

The completion of the proposed Spin-Off is contingent, among other things, on receipt of regulatory approvals, the receipt of final approval by our Board of Directors, execution of definitive documentation, receipt of legal and accounting opinions, and other customary conditions.  We may, at any time and for any reason until the proposed Spin-Off is complete, abandon the separation or modify or change the terms of the Spin-Off.

USE OF PROCEEDS

All of the Series C Preferred Shares offered by this prospectus are being registered for the account of the holders of the Series B Preferred Shares.  We will not receive any proceeds from the exchange of the Series B Preferred Shares into Series C Preferred Shares, the transfer of the Series C Preferred Shares or the conversion of the Series C Preferred Shares into shares of Common Stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights.  Holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock.  Since our initial public offering of Common Stock in May 1994, we have not paid any cash dividends on our Common Stock.  We intend to retain all of our earnings to finance the development of our business and, accordingly, we do not anticipate paying cash dividends on our Common Stock for the foreseeable future.  Payment of any cash dividends in the future will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operations and capital requirements, our general financial condition and general business conditions.  Moreover, our existing credit facility prohibits us from authorizing, declaring or paying any dividends until our commitments under the credit facility have been terminated and all amounts outstanding thereunder have been repaid.  In addition, future financing arrangements may prohibit the payment of dividends under certain conditions.

In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share ratably in all assets remaining after the payment of all of our liabilities and subject to the liquidation preferences of any outstanding preferred stock.  Our Common Stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions.  The outstanding shares of Common Stock are, and the shares offered in this offering will be, when issued and paid for, fully paid and nonassessable.  Except in certain circumstances related to the possible anti-takeover effect of certain charter, bylaw and other provisions, our Common Stock is not subject to discriminatory provisions based on ownership thresholds.  The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of the Series B Preferred Shares, the Series C Preferred Shares and any series of preferred stock that we may designate and issue in the future.

Series C Convertible Preferred Stock

The Series C Preferred Shares are generally non-voting, but possesses voting rights, with each Series C Preferred Share entitled to one vote, with respect to certain events as described below.

So long as any Series C Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) amend, alter or repeal the provisions of the Statement with Respect to Shares of Series C Convertible Preferred Stock, including by merger or consolidation (an “Event”), so as to adversely affect any right or privilege of the Series C Preferred Shares; provided, however, that no Event shall be deemed to adversely affect the rights and privileges of the Series C Preferred Shares, and the holders thereof shall have no right to vote with respect to such Event, if (x) following such Event, the Series C Preferred Shares remain outstanding with the terms thereof not adversely changed and represent an interest in the same issuer in which holders of Common Stock prior to such Event will hold their shares following such Event or (y) in connection with an Event in which the Company is not the surviving entity, the Series C Preferred Shares are exchanged for a security (a “Replacement Security”) with rights, preferences, privileges and voting powers that are no less favorable than the rights, preferences, privileges and voting powers of the Series C Preferred Shares (it being understood that a Replacement Security shall not be deemed to have rights, preferences, privileges or voting power that are less favorable than the Series C Preferred Shares if the difference in the rights, preferences, privileges or voting power is caused solely by differences between the state law of the jurisdiction of incorporation of the Company and the jurisdiction of incorporation of the issuer of the Replacement Security.

Holders of Series C Preferred Shares are entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid on the shares of Common Stock, in the amount that such holders would have received if, immediately prior to each record date in respect of which dividends or distributions are paid, each 1/1,000th of a share of Series C Preferred Stock were converted into one share of Common Stock.

Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares unless, prior thereto, the holders of Series C Preferred Shares shall have received $1.00 per share, plus an amount equal to declared and unpaid dividends and distributions thereon, to the date of such payment, provided that the holders of Series C Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, except distributions made ratably on the Series C Preferred Shares and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.  In the event the Company shall at any time effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series C Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

If, at any time (such date, the “Conversion Date”), any share of the Series C Preferred Shares shall be transferred to any person other than the Company or an affiliate of Fortress (such share a “Transferred Share”), each 1/1,000 of a Transferred Share shall automatically convert to one share of Common Stock, effective as of the close of business on the Conversion Date.  In no event shall Fortress or any of its affiliates be permitted to own the shares of Common Stock issuable upon such conversion. In the event the Company shall at any time, on or prior to the Conversion Date, effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the first sentence of this paragraph with respect to the number of shares of Common Stock to be issued upon conversion of Series C Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

The Series C Preferred Shares are not redeemable. The Series C Preferred Shares rank junior to any other class of the Company’s Preferred Stock with respect to the payment of dividends and the distribution of assets. The Series C Preferred Shares are not subject to any sinking fund provisions.

Certain Anti-Takeover Provisions

Potential Issuances of the Company’s Preferred Stock

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) currently designate 1,000,000 shares as Preferred Stock, 12,225 of which are outstanding.  The Articles also authorize the Company’s Board of Directors to establish, from the authorized but unissued shares, one or more series of the shares of Preferred Stock and to determine, with respect to any such series of the Company’s preferred shares, the terms and rights of such series, including, for example, the designation, the number of shares, the dividend rate of the shares, the right, if any, of the Company to redeem shares, the voting power, if any, the obligation, if any, of the Company to retire shares, the terms and conditions, if any, upon which shares shall be convertible into or exchangeable for shares of stock of any other class or classes, and any other rights, preferences or limitations of the shares of such series.

The authorized shares of the Company, including shares of Preferred Stock and Common Stock, will be available for issuance without further action by the Company’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

The Company’s By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of the Company (the “Shareholder Notice Procedure”).

Nominations for election to the Company’s Board of Directors may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Board of Directors’ direction or by a shareholder who has complied with the Shareholder Notice Procedure.  The Company’s By-Laws require a written notice of a shareholder nomination which sets forth certain information with respect to each proposed nominee and the shareholder giving notice.

The Shareholder Notice Procedure requires that written notice of nominations or proposals for substantive business must be received by the Company not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that if the annual meeting is called for a date that is not within 60 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed; provided, further, that nothing in the Company’s By-Laws shall affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Provisions Relating to the Election of the Company’s Board of Directors

Under the Company’s Articles, shareholders are entitled to only one vote for each share held in all elections for directors.  In addition, under the Company’s By-Laws, the Board of

Directors is divided into three classes, the members of which are elected for staggered terms.  Each year, the term of office of at least one class will expire.

Pennsylvania Anti-Takeover Statutes

Under Section 1715 of the Business Corporation Law, which is applicable to the Company, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.  In discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located.  Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the Board of Directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation.  The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the Business Corporation Law (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Chapter 25 of the Business Corporation Law contains several anti-takeover statutes applicable to publicly-traded corporations.  Corporations may opt-out of such anti-takeover statutes under certain circumstances.  The Company has not opted-out of any of such statutes.

Section 2538 of Subchapter 25D of the Business Corporation Law requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders.  “Interested shareholder” is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

Subchapter 25E of the Business Corporation Law requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at “fair value.” “Fair value” means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium.  Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act of 1933, or to a one-step merger.

Subchapter 25F of the Business Corporation Law generally establishes a 5-year moratorium on a “business combination” with an “interested shareholder.” “Interested shareholder is defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock.  “Business combination” is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions.  Certain restrictions apply to business combination following the 5-year period.  Among other exceptions, Subchapter 25F will be rendered inapplicable if the Board of Directors approves the proposed business combination, or approves the interested shareholder’s acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the Business Corporation Law provides that “control shares” lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquiror, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation.  “Control shares” are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 331/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold.  A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G.  Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Subchapter 25H of the Business Corporation Law provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period.  A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation.  Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

Subchapter 25I of the Business Corporation Law mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition.  Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval.  Severance equals the weekly compensation of the employee multiplied by the employee’s years of service (up to 26 years), less payments made due to the termination.

Subchapter 25J of the Business Corporation Law requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

SELLING SHAREHOLDER

The following table sets forth the number of Series C Preferred Shares beneficially owned by the selling shareholder and certain other information regarding such shareholder immediately following the exchange of the Series B Preferred Shares into the Series C Preferred Shares.  The table does not include shares of Common Stock which may be issued upon conversion of the Series C Preferred Shares.  The selling shareholder does not have a material relationship with us within the past three years other than as a result of its ownership of Series B Preferred Shares and the related Investor Rights Agreement, executed in connection with the termination of the Merger Agreement, as more fully described above in the section entitled “The Company—The Investment,” and our entry into the Exchange Agreement, the Supplementary Investor Rights Agreement and related agreements, as more fully described above in the section entitled “The Exchange Agreement.”  Pursuant to the Investor Rights Agreement, executed in connection with the termination of the Merger Agreement, the Company appointed Wesley R. Edens as a member of our Board of Directors.  Mr. Edens is the founding principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC.

The shares offered by this prospectus may be offered from time to time by the selling shareholder.  The following table assumes that the selling shareholder will sell all of the shares being offered for its accounts by this prospectus.  However, we are unable to determine the exact number of shares that actually will be sold.  We do not know how long the selling shareholder will hold the Series C Preferred Shares or, if issued upon conversion of the Series C Preferred Shares, shares of Common Stock, before selling them and, other than the registration rights and related provisions of the Investor Rights Agreement and the Supplementary Investor Rights Agreement and we currently have no agreement, arrangements or understandings with the selling shareholder regarding the sale of any of the Series C Preferred Shares or, if issued upon conversion of the Series C Preferred Shares, shares of Common Stock.  If the selling shareholder identified below transfers some or all of its securities to a pledgee, donee, transferee or other successor-in-interest, we may be required to file a prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

In the following table, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares.  In determining the number of Series C Preferred Shares beneficially owned by the selling shareholder and the percentage ownership of such selling shareholder, we include any shares as to which the selling shareholder has sole or shared voting power or investment power.  In addition, any shares subject to warrants, options or other convertible securities held by such selling shareholder that are immediately exercisable or exercisable within 60 days are considered outstanding and beneficially owned by such selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of the selling shareholder.

	Number of	Number of
	Series B	Series C
	Preferred	Preferred	Number of
	Shares	Shares	Series C
	Beneficially	Registered	Preferred	Shares Owned
	Owned Prior	for the	Shares Offered	After the Offering
Selling Shareholder	to Exchange	Exchange	Hereby	No.	%
FIF V PFD LLC(1)	9,750	14,552.24	14,552.24	0	0

(1) FIF V PFD LLC is owned by Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D), L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Coinvestment Fund A) L.P., Fortress Investment Fund V (Coinvestment Fund D) L.P., (collectively, “Fund V ADE Funds”), and Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., Fortress Investment Fund V (Coinvestment Fund B) L.P., Fortress Investment Fund V (Coinvestment Fund C) L.P., Fortress Investment Fund V (Coinvestment Fund F) L.P., (collectively, “Fund V BCF Funds”).  Fortress Fund V GP L.P. is the general partner of each of the Fund V ADE Funds, and the general partner of Fortress Fund V GP L.P. is Fortress Fund V GP Holdings Ltd., which is wholly-owned by Fortress Operating Entity I LP.  FIG Corp. is the general partner of Fortress Operating Entity I LP, and is wholly-owned by Fortress Investment Group LLC (“Fortress”).  Fortress Fund V GP (BCF) L.P. is the general partner of each of the Fund V BCF Funds, and the general partner of Fortress Fund V GP (BCF) L.P. is Fortress Fund V GP (BCF) Holdings Ltd., which is wholly-owned by Principal Holdings I LP.  FIG Asset Co. LLC is the general partner of Principal Holdings I LP, and is wholly-owned by Fortress, of which Wesley R. Edens owns approximately 14.98% as of December 31, 2012.  By virtue of his indirect interest in FIF V PFD, Mr. Edens may be deemed to beneficially own the shares listed in this report as beneficially owned by FIF V PFD.  Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of all of the reported shares for purposes of Section 16 of the Exchange Act, or otherwise.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Series C Preferred Shares or, if shares of Common Stock are issued upon conversion of the Series C Preferred Shares, Common Stock shares on any stock exchange, market or trading facility on which such securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling shareholder may use any one or more of the following methods when selling securities:

•                                          through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

•                                          block trades in which a broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales;

•                                          broker-dealers may agree with the selling shareholder to sell a specified number of such securities at a stipulated price per share;

•                                          a combination of any such methods of sale;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                                          any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 under the Securities Act of 1933 (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated.  The selling shareholder does not expect these commissions and discounts relating to their sales of securities to exceed what is customary in the types of transactions involved.

In connection with the sale of our securities or interests therein, but subject to certain limits on hedging arrangements set forth in the Investor Rights Agreement, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling shareholder may also sell shares of our securities short and deliver these securities to close out its short positions, or loan or pledge the shares of Series B or Common Stock to broker-dealers that in turn may sell these securities.  The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling shareholder has informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the

Securities Act.  There is presently no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholder.

The securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to the Investor Rights Agreement and the Supplementary Investor Rights Agreement, we will pay all reasonable documented expenses related to the registration of the Series C Preferred Shares and shares of Common Stock; provided, however, that the selling shareholder will bear the cost of all underwriting and dealer fees, expenses and commissions for its sales.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to our securities for a period of two business days prior to the commencement of the distribution.  In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our securities by the selling shareholder or any other person.  We will make copies of this prospectus available to the selling shareholder and have informed the selling shareholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

We will not receive any proceeds from the sale of the securities by the selling shareholder.  The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of Series C Preferred Shares.  The prices at which the selling shareholder may sell Series C Preferred Shares and shares of Common Stock will be determined by the prevailing market price for our Common Stock or through privately negotiated transactions.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Penn National Gaming, Inc. appearing in Penn National Gaming, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of Penn National Gaming, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically.

The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the securities offered by this prospectus.  Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement.  We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC.

We will provide, upon written or oral request and without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  Such requests should be directed to Robert S. Ippolito, Vice President, Secretary and Treasurer, Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 or (610) 373-2400.

You should rely only upon the information contained in, or incorporated into, this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling shareholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition and results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

The Company makes available free of charge on its Internet website at http://www.pngaming.com its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed and furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.  The information on the Company’s website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the information described below and any future filings made with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, until this offering is terminated:

•                                          our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed pursuant to Section 13(a) of the Exchange Act;

•                                          our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012 filed pursuant to Section 13(a) of the Exchange Act;

•                                          our Definitive Proxy Statement on Schedule 14A filed on April 30, 2012 for the Company’s 2012 Annual Meeting of Shareholders filed pursuant to Section 14 of the Exchange Act;

•                                          our Current Reports on Form 8-K filed with the SEC on May 9, 2012, June 11, 2012, November 7, 2012 and November 16, 2012; and

•                                          the description of our Common Stock included in our registration statement on Form 8-A as filed on May 26, 1994.

Each document filed subsequent to the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered in this prospectus have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such document.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The expenses to be borne by us in connection with the offering and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth below.  All amounts are estimated except for the registration fee.

Registration Fee	$132,990.00
Printing Expenses	$10,000.00
Accounting Fees and Expenses	$20,000.00
Legal Fees and Expenses	$35,000.00
Total	$197,990.00

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 15.  Indemnification of Directors and Officers

The Pennsylvania Business Corporation Law variously empowers or requires the Company, under specified circumstances, to indemnify officers, directors and other persons against expenses incurred in connection with any action, suit or proceeding, civil or criminal, to which such person is a party or is threatened to be made a party.

The Second Amended and Restated Bylaws of the Company (the “Bylaws”) provide that the Company shall indemnify any and all directors and officers of the Company, employees of the Company requested, as part of the Company’s disclosure controls and procedures and in connection with the performance of the employee’s responsibilities in service to the Company, to provide to the Company a certification or certifications to be used by the Company in connection with the preparation of its periodic reports under the Exchange Act, and any other person designated by the board of directors of the Company against any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature incurred in connection with any threatened, pending or completed investigation, action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its security holders or otherwise in which the individual may be involved as a party or otherwise by reason of the fact that such person’s service, including all past, present and future service, is or was in one or more capacities as a director, officer, employee or agent of the Company, or, at the request of the Company, as a director, officer, employee, agent, fiduciary or trustee of another Company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability.

The Bylaws provide that the Company shall not indemnify an individual for any liability incurred in a proceeding initiated or participated in as an intervenor or amicus curiae unless such initiation or participation in the proceeding is authorized by the affirmative vote of a majority of the directors in office.  The Bylaws provide that the Company shall pay the expenses incurred in good faith by an individual in advance of the final disposition of a proceeding or the initiation or participation in a proceeding authorized by a majority of the directors.  The Bylaws provide that the Company may, in order to effect, satisfy or secure the indemnification obligations, maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest, or use any other mechanism or arrangement whatsoever as the board of directors shall deem appropriate.  The Bylaws provide that the Company is entitled to assume the defense of any proceeding with counsel reasonably satisfactory to the individual; however, the individual may elect to retain counsel at the individual’s own cost and expense.  The Bylaws provide that if the indemnification provided for in the Bylaws or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the individual may be subject in such proportion as is appropriate to reflect the intent of the Bylaws or otherwise.  The Bylaws provide that to the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1741 or 1742 of the Pennsylvania Business Corporation Law or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Item 16.  Exhibits

Exhibit	Description of Exhibit
4.1

Statement with Respect to Shares of Series C Redeemable Preferred Stock of Penn National Gaming, Inc., dated as of January 17, 2013. (Incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, dated January 16, 2013).

4.2

Investor Rights Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, dated July 9, 2008).

4.3

Supplementary Investor Rights Agreement, dated as of January 16, 2013, by and between Penn National Gaming, Inc. and FIF V PFD LLC. (Incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, dated January 16, 2013).

5.1*	Opinion of Ballard Spahr LLP regarding legality of shares of Series C and Common Stock being offered hereby.

10.1

Stock Purchase Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, dated July 9, 2008).

Exhibit	Description of Exhibit
10.2

Termination and Settlement Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., PNG Acquisition Company Inc., PNG Merger Sub Inc., PNG Holdings LLC, FIG PNG Holdings LLC, Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., CB PNG Holdings LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., DB Investment Partners, Inc., Wachovia Investment Holdings, LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, dated July 9, 2008).

10.3

Exchange Agreement, dated as of January 16, 2013, by and between Penn National Gaming, Inc. and FIF V PFD LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, dated January 16, 2013).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-3).

*Filed herewith.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Penn National Gaming, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on this 31st day of January, 2013.

Penn National Gaming, Inc.

By:	/s/ PETER M. CARLINO
Peter M. Carlino
Chairman of the Board and
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jordan B. Savitch and Robert S. Ippolito, and each or any one of them, his or her true and lawful Attorneys-in-Fact (the “Attorneys-in-Fact”), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said Attorneys-in-Fact, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said Attorneys-in-Fact, or any of them, or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ PETER M. CARLINO	Chairman of the Board, Chief Executive Officer and Director	January 31, 2013
Peter M. Carlino	(Principal Executive Officer)

/s/ WILLIAM J. CLIFFORD	Senior Vice President Finance and Chief Financial Officer	January 31, 2013
William J. Clifford	(Principal Financial Officer)

/s/ DESIREE A. BURKE	Vice President and Chief Accounting Officer (Principal	January 31, 2013
Desiree A. Burke	Accounting Officer)

Signatures	Title	Date

/s/ HAROLD CRAMER	Director	January 31, 2013
Harold Cramer

/s/ WESLEY R. EDENS	Director	January 31, 2013
Wesley R. Edens

/s/ DAVID A. HANDLER	Director	January 31, 2013
David A. Handler

/s/ JOHN M. JACQUEMIN	Director	January 31, 2013
John M. Jacquemin

/s/ ROBERT P. LEVY	Director	January 31, 2013
Robert P. Levy

/s/ SAUL V. REIBSTEIN	Director	January 31, 2013
Saul V. Reibstein

/s/ BARBARA SHATTUCK KOHN	Director	January 31, 2013
Barbara Shattuck Kohn

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Statement with Respect to Shares of Series C Redeemable Preferred Stock of Penn National Gaming, Inc., dated as of January 17, 2013. (Incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K, dated January 16, 2013).

4.2

Investor Rights Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, dated July 9, 2008).

4.3

Supplementary Investor Rights Agreement, dated as of January 16, 2013, by and between Penn National Gaming, Inc. and FIF V PFD LLC. (Incorporated by reference to Exhibit 4.2 to the Company’s current report on Form 8-K, dated January 16, 2013).

5.1*	Opinion of Ballard Spahr LLP regarding legality of shares of Series C and Common Stock being offered hereby.

10.1

Stock Purchase Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., FIF V PFD LLC, Centerbridge Capital Partners, L.P., DB Investment Partners, Inc. and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, dated July 9, 2008).

10.2

Termination and Settlement Agreement, dated as of July 3, 2008, by and among Penn National Gaming, Inc., PNG Acquisition Company Inc., PNG Merger Sub Inc., PNG Holdings LLC, FIG PNG Holdings LLC, Fortress Investment Fund V (Fund A) L.P., Fortress Investment Fund V (Fund D) L.P., Fortress Investment Fund V (Fund E) L.P., Fortress Investment Fund V (Fund B) L.P., Fortress Investment Fund V (Fund C) L.P., Fortress Investment Fund V (Fund F) L.P., CB PNG Holdings LLC, Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P., Centerbridge Capital Partners SBS, L.P., DB Investment Partners, Inc., Wachovia Investment Holdings, LLC, Deutsche Bank Securities Inc., Deutsche Bank AG New York Branch, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and Wachovia Investment Holdings, LLC (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K, dated July 9, 2008).

10.3

Exchange Agreement, dated as of January 16, 2013, by and between Penn National Gaming, Inc. and FIF V PFD LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K, dated January 16, 2013).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Ballard Spahr LLP (included in Exhibit 5.1 filed herewith).

24.1*	Power of Attorney (included in signature page of this Registration Statement on Form S-3).

*Filed herewith.